                 [Form of Face of Class A Warrant Certificate]

No. WA                          Class A Warrants

                           VOID AFTER _________ , 2001

         STOCK PURCHASE WARRANT CERTIFICATE FOR PURCHASE OF COMMON STOCK
                           SUPERIOR SUPPLEMENTS, INC.

                     THIS CERTIFIES THAT FOR VALUE RECEIVED

or registered assigns (the "Registered Holder") is the owner of the number of Class A Redeemable Common Stock Purchase Warrants ("Warrants") specified above. Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and nonassessable share of Common Stock, $.0001 par value ("Common Stock"), of SUPERIOR SUPPLEMENTS, INC., a Delaware corporation (the "Company"), at any time after , 1997 (as herein defined) and the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse hereof duly executed, at the corporate office of American Stock Transfer and Trust Company, as Warrant Agent, or its successor (the "Warrant Agent"), accompanied by payment of $5.00, times the number of warrants exercised (the "Purchase Price"), in lawful money of the United States of America in cash or by official bank or certified check made payable to Superior Supplements, Inc.

      This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement") dated _________, 1996, by and between the Company and the Warrant Agent.

      In the event of certain contingencies provided for in the Warrant Agreement, the Purchase Price and/or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modifications or adjustment.

      Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

      The term "Expiration Date" shall mean 5:00 p.m. (New York time) on _________, 2001, or such earlier date as the Warrants shall be redeemed. If such date shall in the State of New York be a holiday or a day on which the banks are authorized to close, then the Expiration Date shall mean 5:00 p.m. (New York time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close.


      The Company shall not be obligated to deliver any securities pursuant to the exercise of this Warrant unless a registration statement under the Securities Act of 1933, as amended, with respect to such securities is effective. The Company has covenanted and agreed that it will file a registration statement and will use its best efforts to cause the same to become effective and to keep such registration statement current while any of the Warrants are outstanding and the exercise price of the Warrants is less than the market price of the Common Stock. This Warrant shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

      This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment with any transfer fee in addition to any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

      Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

      This Warrant may be redeemed at the option of the Company, at a redemption price of $.05 per Warrant, at any time after one (1) year from the Effective Date, provided the Market Price (as defined in the Warrant Agreement) for the Common Stock issuable upon exercise of such Warrant shall equal or exceed $10.00 per share. Notice of redemption shall be given not later than the thirtieth day before the date fixed for redemption, all as provided in the Warrant Agreement. On and after the date fixed for redemption, the Registered Holder shall have no rights with respect to this Warrant except to receive the $.05 per Warrant upon surrender of this Certificate.

      Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

      This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.


      This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

      IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.


      SUPERIOR SUPPLEMENTS, INC.


      By: ______________________________

          Its


      Date:  ___________________________


                                                      [Seal]


COUNTERSIGNED:

AMERICAN STOCK TRANSFER & TRUST COMPANY
as Warrant Agent


By: ______________________________

    Its
    Authorized Officer